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EXHIBIT 99

                [Letterhead of Physician Support Systems, Inc.]


FOR IMMEDIATE RELEASE
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                                         Contact:
                                         David S. Geller
                                         Senior Vice President &
                                         Chief Financial Officer
                                         Physician Support Systems, Inc.
                                         (717)653-5340

                                         Noonan/Russo Communications, Inc.
                                         (212) 696-4455
                                         Jessica Livingston (investors) ext. 229
                                         Michele Helm (media) ext. 225
                                         e-mail: news@noonanrusso.com

            PHYSICIAN SUPPORT SYSTEMS SUCCESSFULLY COMPLETES MERGER
                      WITH EE&C FINANCIAL SERVICES, INC.

Mt. Joy, PA -- September 3, 1996 -- Physician Support Systems, Inc. (Nasdaq:PHSS) today announced it has acquired through merger EE&C Financial Services, Inc. ("EE&C"). The transaction will be accounted for as a pooling of interests. Terms of the transaction were not disclosed.

EE&C, based in Newark, NJ, provides accounts receivable and business management services to hospitals in New York and New Jersey. During 1995, EE&C had revenues of approximately $25 million.

Separately, PHSS announced it acquired Medical Intercept Systems LLC and affiliated companies ("MIS"), a provider of accounts receivable and practice management services to a broad variety of physician specialties. Based in Garland, TX, with operations in Trenton, NJ and Chicago, IL, MIS had revenues in 1995 of approximately $5 million. The MIS transaction will be accounted for as a purchase.

"We are excited about the significant position we have gained in the hospital market as a result of the EE&C Financial Services transaction," said Peter Gilson, President and Chief Executive Officer of Physician Support Systems. "We are equally excited by the entry into the Texas and Chicago physician markets and our further expansion in the New Jersey market resulting from our purchase of MIS."
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"This transaction gives us the opportunity to further expand our hospital business into new markets," said Peter Cooper, President of EE&C Financial Services. "At the same time, our strong fit with PHSS will enable us to continue to serve our existing clients in the way in which they are accustomed to being served. We know that our clients' confidence in us will be affirmed as we move forward."

Headquartered in Mt. Joy, Pennsylvania, PHSS is a leading provider of business management services to hospitals and hospital-affiliated physicians, including accounts receivable, financial, administrative, strategic and information support services.


This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing the Company. These risks include the ability of PHSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of the Company to integrate acquired businesses into the PHSS group of companies, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in the Company's periodic reports and registration statement filed with the Securities and Exchange Commission.




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Editor's Note:          This release is available on the Internet over the
                        World Wide Web:  http://www.noonanrusso.com